EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No 333-281224, No 333-281883 and No 333-234133) and on Form S-8 (No 333-225943, No 333-232600 and No 333-220323) of Loop Industries, Inc. of our report dated May 29, 2025 relating to the consolidated financial statements, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Montréal, Canada

May 30, 2025